Exhibit 10.1

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

EVOLENT HEALTH LLC

a Delaware limited liability company

as of January 6, 2014

THE UNITS REPRESENTED BY THIS DOCUMENT HAVE NOT BEEN REGISTERED UNDER ANY SECURITIES LAWS AND THE TRANSFERABILITY OF SUCH UNITS IS RESTRICTED PURSUANT TO THE TERMS AND CONDITIONS OF THE COMPANY’S OPERATING AGREEMENT DATED AS OF JANUARY 6, 2014. A UNIT MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED, NOR WILL ANY ASSIGNEE, VENDEE, TRANSFEREE OR ENDORSEE THEREOF BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNIT BY THE ISSUER FOR ANY PURPOSES, UNLESS (1) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH UNIT WILL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED TO THE EXTENT REQUIRED UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION WILL BE AVAILABLE.

THE UNITS REPRESENTED BY THIS DOCUMENT ARE ALSO SUBJECT TO ADDITIONAL REPURCHASE RESTRICTIONS AND RESTRICTIONS ON TRANSFER AS SET FORTH IN AN AMENDED AND RESTATED MASTER INVESTORS’ RIGHTS AGREEMENT DATED AS OF JANUARY 6, 2014, AS MAY BE AMENDED FROM TIME TO TIME A COPY OF WHICH WILL BE FURNISHED BY EVOLENT HEALTH LLC UPON REQUEST.

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		Page

11.8	Incorporation by Reference	33

11.9	Further Action	33

11.10	Variation of Pronouns	33

11.11	Governing Law	33

11.12	Specific Performance	33

11.13	Tax Classification	33

11.14	Counterpart Execution	34

11.15	Venue and Attorney’s Fees	34

11.16	Waiver of Jury Trial	34

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SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

EVOLENT HEALTH LLC

a Delaware limited liability company

THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of Evolent Health LLC, a Delaware limited liability company (“the Company”), is entered into as of January 6, 2014 (the “Effective Date”), by the Persons listed on Exhibit A under the caption “Common Members” (each, a “Common Member” and collectively the “Common Members”) and the Persons listed under the caption “Series A Preferred Members” (each, a “Series A Preferred Member,” and collectively the “Series A Preferred Members”) the Persons listed under the caption “Series B Preferred Members” (each, a “Series B Preferred Member,” collectively the “Series B Preferred Members”) and the Persons listed under the caption “Series B-1 Preferred Member” (each, a “Series B-1 Preferred Member” and collectively, the “Series B-1 Preferred Members,” and together with the Common Members, the Series A Preferred Members and the Series B Preferred Members, the “Members”).

WHEREAS, the Company was formed under the name “Evolent Health LLC” on September 23, 2013, pursuant to Title 6, Chapter 18 of the Delaware Limited Liability Company Act, as the same may be amended from time to time (the “LLC Law”).

WHEREAS, the Members of the Company identified therein entered into that certain Amended and Restated Operating Agreement of the Company effective as of September 23, 2013 (the “Operating Agreement”).

WHEREAS, the Company, Evolent Health Holdings, Inc., a Delaware corporation (“Holdco”), certain of the Members and certain of the stockholders of Holdco have entered into that certain Master Investors’ Rights Agreement, dated on September 23, 2013 (as such agreement may be amended from time to time, the “Master Rights Agreement”), which sets forth the rights and obligations of the parties thereto, including with respect to matters in connection with the ownership of the securities of the Company and Holdco.

WHEREAS, prior to the execution of the Operating Agreement, the Company, Holdco and Evolent Health, Inc., a Delaware corporation (the “Predecessor Evolent”), completed a restructuring, pursuant to which the Predecessor Evolent merged with and into the Company, and pursuant to which the Company assumed all the rights and obligations of the Predecessor Evolent in a transaction intended to qualify as a tax-free reorganization of the Predecessor Evolent into Holdco described in section 368(a)(1)(F) of the Code.

WHEREAS, the parties hereto have agreed upon the terms and conditions that will govern their relationship and wish to reduce such agreement to writing and to amend and restate the Operating Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

THE COMPANY

1.1 Formation. The Certificate of Formation (the “Certificate”) of the Company was filed with the Secretary of State of the State of Delaware on September 3, 2013. The rights, powers, duties and obligations of the Members, and the management, operations and activities of the Company, shall be governed by this Agreement.

1.2 Company Name. The name of the Company is “Evolent Health LLC.” The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Board.

1.3 Purpose and Scope. Within the meaning and for purposes of the LLC Law, the purpose and scope of the Company shall include any lawful action or activity permitted to a limited liability company under the LLC Law, as determined by the Board; provided, however, that the Company’s initial principal purpose shall be to continue the business of the Predecessor Evolent (the “Business”).

1.4 Principal Places of Business. The initial principal place of business of the Company shall be located at 800 N. Glebe Rd., Suite 500, Arlington, VA 22203. The principal place of business of the Company may be relocated from time to time by determination of the Board and notification of any such change shall be given to all Members. The Company may maintain offices at such other place or places as the Board deems advisable.

1.5 Term. The term of the Company commenced upon the filing of the Certificate in accordance with the LLC Law and shall continue in existence for perpetuity, unless dissolved or terminated pursuant to law or the provisions of this Agreement.

1.6 Filings; Registered Agent for Service of Process; Registered Office.

(a) Certificate. The Certificate has been filed in the office of the Secretary of State of Delaware in accordance with the provisions of the LLC Law.

(b) Foreign Qualifications. The Board will take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any states or jurisdictions other than Delaware in which the Company engages in business.

(c) Registered Agent. The name and address of the Company’s registered agent for service of process of the Company in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, New Castle County, Delaware 19808-1646. The Board may change, at any time and from time to time, such registered agent.

(d) Registered Office. The Company’s registered office in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, New Castle County, Delaware 19808-1646. The Board may change, at any time and from time to time, such registered office.

(e) Dissolution. Upon the dissolution of the Company, the Board will promptly execute and cause to be filed a certificate of dissolution in accordance with the LLC Law and the law of any other states or jurisdictions in which the Company has qualified to conduct business.

1.7 Defined Terms. Unless the context otherwise requires or unless otherwise provided in this Agreement, capitalized terms used in this Agreement shall have the meanings given to them as set forth in Exhibit B to this Agreement.

1.8 No State Law Partnership; No Liability to Third Parties. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than U.S. federal and state tax purposes, and that this Agreement not be construed to suggest otherwise. No Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

SECTION 2

MEMBERS AND UNITS

2.1 Authorized Units. The Company has authority to issue Common Units, Series A Preferred Units, Series B Preferred Units, Series B-1 Preferred Units and such other classes or series of Units as may be approved by the Board and each of the Significant Securityholders in accordance with the terms of this Agreement. As of the Effective Date, the authorized LLC Capital Units are (a) (i) that number of Common Units equal to the number of shares of Common Stock, par value $0.001 per share, of Holdco (“Common Stock”) which are issued and outstanding as of the Effective Date, all of which Common Units are issued and outstanding and held by Holdco as the sole holder of Common Units as of the Effective Date, plus (ii) such additional number of Common Units as may be issued in accordance with the terms of this Agreement and the Master Rights Agreement, including, without limitation, (A) upon the conversion of Series A Preferred Units, Series B Preferred Units and/or Series B-1 Preferred Units pursuant to the terms hereof, (B) upon the issuance of Common Stock of Holdco pursuant to the Holdco Stock Plan as provided in Section 3.4(b), and (C) as contemplated by Sections 4.2 and 9.1 of the Master Rights Agreement, minus (iii) such number of Common Units as may be purchased or repurchased from Holdco or otherwise retired in accordance with the terms of this Agreement and the Master Rights Agreement, including, without limitation, (A) upon the repurchase or other retirement for any reason of Common Stock of Holdco by Holdco pursuant to the Holdco Stock Plan in accordance with Section 3.4(b), and (B) as contemplated by Section 9.1(f) of the Master Rights Agreement, (b) 3,900,000 Series A Preferred Units, all of which are issued and outstanding and held by Holdco as the sole holder of Series A Preferred Units as of the Effective Date, (c) 6,510,860 Series B Preferred Units, all of which are issued and outstanding and owned by the holders of Series B Preferred Units as reflected on Exhibit A hereto as of the Effective Date, and (d) 488,281 Series B-1 Preferred Units, of which 65,105 Units are issued and outstanding and held by Holdco as the sole holder of Series B-1 Preferred Units as of the Effective Date. The number of Common Units, Series A Preferred Units, Series B Preferred Units and Series B-1 Preferred Units held by Holdco shall equal the number of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock, respectively, of Holdco that are issued and outstanding in compliance with the terms of the Master Rights Agreement from time to time. In addition, if Holdco should issue any future class or series of capital stock in compliance with the terms of the Master Rights Agreement with respect to which Corresponding Units (as defined in the Master Rights Agreement) are designated, then the number of such Corresponding Units outstanding and held by Holdco shall equal the number of shares of such future class or series of capital stock of Holdco which are issued and outstanding in compliance with the terms of the Master Rights Agreement. All Units issued hereunder shall be uncertificated Units unless otherwise determined by the Board.

2.2 Names, Addresses and Units of Members. The names, addresses and number and type of Units of the Members are set forth on Exhibit A hereto. Subject to all provisions contained in this Agreement, the Board shall amend Exhibit A from time to time to reflect the admission or withdrawal of Members; the sale, grant, issuance or redemption of Units; the receipt of Capital Contributions; or a change of a Member’s address.

2.3 Voting Rights.

(a) Generally. (i) Except as provided in any provision of this Agreement which may impose additional requirements or the affirmative vote of a greater percentage of the number of Units of one or more series or classes of Units for the adoption or approval of any action by the Company, any event, transaction or occurrence requiring approval of the Members shall be deemed to require a vote of the holders of a majority of the voting power of the then outstanding Units, voting together and not as a separate class, including in such majority at least two of the Significant Securityholders. Irrespective of any provision of Section 18-209 of the Act, but subject to the terms of this Agreement, including, but not limited to Section 2(e) hereof, a merger or other Sale of the Company shall not require approval by any separate class or group of Members.

(ii) Except as required by law, the Series B-1 Preferred Units shall be non-voting and the holders thereof shall not be entitled to notice of meeting of Members or written consents in lieu thereof.

(b) Preferred Unit Voting Rights. Each Voting Preferred Unit shall entitle the holder thereof to such number of votes per Unit, on each action with respect to which the holders of Voting Preferred Units are entitled to vote, as shall equal the number of Common Units into which such Voting Preferred Unit is convertible on the record date for determination of the Members entitled to vote. Except as provided by the Act, the holders of Voting Preferred Units shall be entitled to vote, together with holders of Common Units, with respect to any matter upon which holders of Common Units have the right to vote.

(c) Vote of Series A Preferred Members. Notwithstanding anything to the contrary in this Agreement or the LLC Law, the Company shall not, by amendment, merger, consolidation or otherwise, take any action that alters or changes the rights, preferences or privileges of the Series A Preferred Units in a manner that is adverse to the Series A Preferred Units, unless approved by the holders of at least 65% of the then-outstanding Series A Preferred Units.

(d) Vote of Series B Preferred Members. Notwithstanding anything to the contrary in this Agreement or the LLC Law, the Company shall not, by amendment, merger, consolidation or otherwise, take any action that alters or changes the rights, preferences or privileges of the Series B Preferred Units in a manner that is adverse to the Series B Preferred Units, unless approved by the holders of at least 75% of the then-outstanding Series B Preferred Units.

(e) Protective Provisions. The Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by the LLC Law or this Agreement) the written consent or affirmative vote of the holders of at least 75% of the then outstanding Voting Preferred Units (including in such supermajority each Member or stockholder of Holdco which at the time is a Significant Securityholder), given in writing or by vote at a meeting, and any such act or transaction entered into without such consent or vote shall he null and void ab initio, and of no force or effect:

(i) amend or repeal any provision of this Agreement or other organizational documents of the Company;

(ii) authorize or issue any class or series of Equity Security having any right, preference or priority superior to or on a parity with the Series B Preferred Units;

(iii) except (A) with respect to the adjustments set forth in Section 2.1 and (B) in connection with the issuance of one Common Unit to Holdco in respect of each share of Common Stock issued by Holdco pursuant to Holdco’s 2011 Equity Incentive Plan, up to a maximum number of such Common Units equal to 2,285,317 minus the number of shares of Common Stock of Holdco outstanding as of the Effective Date (provided that (i) the foregoing maximum shall be increased to the extent that any shares of Common Stock of Holdco outstanding as of the Effective Date are repurchased by Holdco and (ii) any such Units issued in respect of shares of Common Stock repurchased by Holdco shall not be counted toward such maximum number unless and until such shares are re-granted) in accordance with the terms of the Master Rights Agreement;

(iv) redeem, retire, purchase or acquire, directly or indirectly, Units (other than with respect to the recovery of Common Units from Holdco upon (A) the repurchase or forfeiture of Common Stock issued by Holdco under the Holdco Stock Plan or (B) as contemplated by Section 9.1(1) of the Master Rights Agreement);

(v) materially change the Business;

(vi) grant any exclusive license to any of the Company’s or any of its subsidiaries’ material intellectual property rights;

(vii) incur or guarantee, or permit its subsidiaries to incur or guarantee, any indebtedness in excess of $15,000,000;

(viii) liquidate, dissolve or wind up the Company, or cause the bankruptcy or voluntary insolvency of the Company;

(ix) hire, terminate or change the compensation of any employee of the Company or any of its subsidiaries whose annual base salary is equal to or greater than $180,000;

(x) pay or declare any Distributions or dividends (other than as provided in Sections 5.1 and 5.3);

(xi) unless approved by a majority of the Board, including in such majority at least one designee of each Significant Securityholder, approve or amend the Company’s operating plan (the “Annual Budget”) for any fiscal year (it being understood that deviations from the Annual Budget as contemplated by subclause (xii) below shall not be deemed amendments to the Annual Budget);

(xii) unless approved by a majority of the Board, including in such majority at least one designee of each Significant Securityholder, make or permit its subsidiaries to make any expenditures or commitments (A) in excess of 5% of the total operating expenses reflected in the Annual Budget, or (B) in excess of 10% of the amount reflected in any line item in the Annual Budget;

(xiii) sell assets of the Company or any of its subsidiaries in a single transaction or series of related transactions having a fair market value in excess of $15,000,000, or make or permit its subsidiaries to make investments in or acquisitions of any Person, which investment or acquisition has a fair market value in excess of $15,000,000;

(xiv) otherwise enter into or be a party to or permit any of its subsidiaries to enter into or be a party to any transaction with any affiliate, director, officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, except for transactions with respect to which it is reasonably apparent from the face of the agreement, taking into account the entire agreement, contemplated by agreements in effect as of the Original Issue Date (and as such agreements are in effect as of the Original Issue Date), and transactions in the ordinary course of business and pursuant to reasonable requirements of the Business and upon fair and reasonable terms that are approved by a majority of the disinterested members of the Board after disclosure of the affiliate relationship;

(xv) effect or make any subdivision, recapitalization or reorganization of the outstanding Units, or any split of or dividend or distribution payable in, Units (collectively, a “Recapitalization”), except for a Recapitalization of any Corresponding Units (as defined in the Master Rights Agreement) that is concurrently effected or made in an identical manner by Holdco with respect to its applicable outstanding Corresponding Shares (as defined in the Master Rights Agreement), in compliance with the Master Rights Agreement;

(xvi) except as otherwise provided in this Agreement, make any significant tax elections; and

(xvii) enter into any agreement or covenant that obligates the Company or any subsidiary to do any of the foregoing.

2.4 Conversion of Preferred Units; Adjustments for Diluting Issuances.

(a) Right to Convert.

(i) Each Series A Preferred Unit shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable Common Units as is determined by dividing the Original Series A Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The conversion price of Series A Preferred Units (the “Series A Conversion Price”) shall initially be $10.00 per Unit. The Series A Conversion Price, and the rate at which Series A Preferred Units may be converted into Common Units, shall be subject to adjustment as provided below.

(ii) Each Series B Preferred Unit shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable Common Units as is determined by dividing the Original Series B Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion. The conversion price of Series B Preferred Units (the “Series B Conversion Price” and, together with the Series A Conversion Price, the “Conversion Prices”) shall initially be $15.36 per Unit. The Series B Conversion Price, and the rate at which Series B Preferred Units may be converted into Common Units, shall be subject to adjustment as provided below.

(iii) Each Series B-1 Preferred Unit shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable Common Units as is determined by dividing the Original Series B Issue Price by the Series B Conversion Price in effect at the time of conversion. The Series B Conversion Price, and the rate at which Series B-1 Preferred Units may be converted into Common Units, shall be subject to adjustment as provided below.

(b) Automatic Conversion. Each Preferred Unit then outstanding shall automatically be converted into such number of Common Units as is determined by (i) for the Series A Preferred Units, dividing the Original Series A Issue Price by the then effective Series A Conversion Price, and (ii) for the Series B Preferred Units and Series B-1 Preferred Units, dividing the Original Series B Issue Price by the then effective Series B Conversion Price, upon (A) the agreement of the holders of at least 75% of the then outstanding Preferred Units voting together as a single class (including in such supermajority each Member or stockholder of Holdco that at the time is a Significant Securityholder) that all of the Preferred Units shall be converted into Common Units, or (B) the closing of the sale of Common Stock of Holdco (or a successor in interest to the Company) in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, in which the gross cash proceeds to Holdco (before deduction of underwriting discount, commissions and expenses of sale) are at least $75,000,000.00 and the price per share paid by the public for such Common Stock of Holdco is at least three times the Original Series B Issue Price (a “Qualified Public Offering”).

(c) Fractional Units. No fractional Common Units shall be issued upon conversion of Preferred Units. In lieu of any fractional shares to which a holder would otherwise be entitled, the Company shall pay cash in an amount equal to the product (calculated to the nearest cent) of such fraction and the fair market value of one Common Unit as determined in good faith by the Board. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of Preferred Units the holder is then converting into Common Units and the number of Common Units issuable upon conversion of such Preferred Units.

(d) Mechanics of Conversion.

(i) In order for a holder of Preferred Units to voluntarily convert Preferred Units into Common Units, such holder shall surrender the certificate or certificates representing such Preferred Units (if such Preferred Units are represented by a certificate or certificates), at the office of the transfer agent for the Preferred Units (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any portion of the Preferred Units represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for Common Units to be issued (if such Common Units will be represented by a certificate or certificates). If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The date of receipt of such certificates (if such units are represented by certificates) and notice by the transfer agent (or by the Company if the Company serves as its own transfer agent) shall be the conversion date (the “Conversion Date”). In addition, any conversion may be conditional upon the happening of a specific event, in which event the person(s) entitled to receive Common Units issuable upon such conversion of such Preferred Units shall not be deemed to have converted such Preferred Units until immediately prior to the happening of such event. The Company shall, as soon as practicable after the Conversion Date, issue and deliver to the holder of such Preferred Units, or to such holder’s nominees, a certificate or certificates representing the number of full Common Units to which such holder is entitled (unless such Common Units are uncertificated), together with cash in lieu of any fractional share.

(ii) In the event of a conversion pursuant to Section 2.4(b), the outstanding Preferred Units shall be converted automatically without any further action by the holders of such Preferred Units and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent. The Company shall not be obligated to issue certificates representing the Common Units issuable upon such automatic conversion unless and until the certificates, if any, representing such Preferred Units are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificate or certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates, including an indemnity bond in such amount as the Company reasonably deems appropriate in its discretion. Such automatic conversion shall be deemed to have been made immediately prior to the effective date of the applicable vote or written consent or the closing of the Qualified Public Offering, as the case may be, and the person or persons entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Units on such date which date shall be the Conversion Date. Immediately upon such automatic conversion, all Preferred Units shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate, except only the right of the holders thereof, upon surrender of their certificate or certificates therefor (if such units are represented by a certificate or certificates), to receive certificates representing the number of Common Units into which such Preferred Units has been converted, including certificates therefor if the Common Units are to be represented by certificates (and cash, if any, with respect to any fractional share as provided in Section 2.4(c)). If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the registered holder or such holder’s attorney duly authorized in writing.

(e) Adjustments to Conversion Price for Diluting Issuances.

(i) Special Definitions. For purposes of this Section 2.4(e), the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Units or Convertible Securities.

(B) “Original Issue Date” shall mean the date on which the first Series B Preferred Unit is issued.

(C) “Convertible Securities” shall mean any evidence of indebtedness, shares or other securities directly or indirectly convertible into, or exercisable or exchangeable for, Common Units.

(D) “Additional Common Units” shall mean all Common Units issued (or, pursuant to Section 2.4(e)(iii) below, deemed to be issued) by the Company after the Original Issue Date, other than Common Units issued (or pursuant to Section 2.4(e)(iii) below, deemed to be issued) by the Company, as applicable, or issuable for or in connection with the following (collectively, the “Exempt Securities”):

(I) upon the conversion of Preferred Units or as a dividend or other distribution on Preferred Units;

(II) issuances of Common Units, pursuant to an acquisition approved by the Board, of a corporation or other business entity by merger, consolidation, purchase of substantially all of the assets or equity securities or other reorganization;

(III) issuances of Common Units to Holdco in respect of shares of Common Stock of Holdco issued or deemed issued to directors or employees of, or consultants to, Holdco in a manner determined by the Holdco Board, including, without limitation, pursuant to any stock option or equity incentive plan of Holdco, in each case, subject to the obligations of the Master Rights Agreement;

(IV) issuances of Common Units pursuant to a Qualified Public Offering;

(V) issuances of Common Units in connection with arm’s length equipment lease financing arrangements or bank financing transactions approved by the Board provided that Additional Common Units are not the sole component of any such financing;

(VI) issuances of Common Units in connection with arm’s length transactions involving research or development funding, technology licensing or joint marketing or manufacturing arrangements approved by the Board provided that such issuance is primarily for purposes other than equity financing;

(VII) upon the conversion, exercise or exchange of Options and Convertible Securities outstanding on the Original Issue Date;

(VIII) in a transaction which results in an adjustment pursuant to Section 2.4(f) or Section 2.4(g);

(IX) upon the conversion, exercise or exchange of any securities of the Company into securities of Holdco pursuant to Section 12.3 of the Master Rights Agreement; or

(X) issuance of Common Units or Preferred Units to Holdco upon the issuance of securities of Holdco pursuant to and in compliance with Section 4.2 of the Master Rights Agreement.

(ii) No Adjustment of Conversion Price. No adjustment in the number of Common Units into which a Preferred Unit is convertible shall be made, by adjustment in the applicable Conversion Price thereof unless the consideration per share (determined pursuant to Section 2.4(e)(v) below) for an Additional Common Unit issued or deemed to be issued by the Company is less than the Conversion Price in effect on the date of, and immediately prior to, the issuance of such Additional Common Unit.

(iii) Issuance of Securities Deemed Issuance of Additional Shares of Common Equivalents. If the Company at any time, or from time to time, after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Common Units (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to automatic adjustments to such number pursuant to a broad-based weighted average or other similar anti-dilution provision of such Option or Convertible Security) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Units issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Common Units are deemed to be issued:

(A) no further adjustment in the Conversion Price shall be made upon the subsequent issuance of Convertible Securities or Common Units upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of Common Units issuable upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issuance thereof, and any subsequent adjustment based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issuance thereof, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if,

(I) in the case of Convertible Securities or Options for Common Units, the only Additional Common Units issued were the Common Units, if any, that were actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(II) in the case of Options for Convertible Securities, only the Convertible Securities, if any, that were actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Company for the Additional Common Units deemed to have been then issued was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;

(D) no readjustment pursuant to clause (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Common Units between the original adjustment date and such readjustment date; and

(E) in the case of any Options which expire by their terms not more than 90 days after the date of issuance thereof or in the case of any Option or Convertible Securities with respect to which the maximum number of Common Units issuable upon exercise or conversion or exchange thereof is not determinable, any adjustment to the Conversion Price that would result under the terms of this Section 2.4(e) shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance took place at the time such calculation can first be made.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Equivalents. Subject to the provisions of Section 2.4(e)(ii) above, in the event the Company shall at any time after the Original Issue Date issue Additional Common Units (including Additional Common Units deemed to be issued pursuant to Section 2.4(e)(iii)), without consideration or for a consideration per share less than the Conversion Price in effect for any series of Preferred Units on the date of and immediately prior to such issuance, then and in such event such Conversion Price of the applicable series of Preferred Units shall be reduced, concurrently with such issuance to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (x) the numerator of which shall be the number of Common Units outstanding immediately prior to such issuance plus the number of Common Units which the aggregate consideration received by the Company for the total number of Additional Common Units so issued would purchase at the applicable Conversion Price, and (y) the denominator of which shall be the number of Common Units outstanding immediately prior to such issuance plus the number of such Additional Common Units so issued; provided that for the purposes of this Section 2.4(e)(iv), all Common Units (but, for the avoidance of doubt, not Common Stock of Holdco) issuable upon exercise, conversion or exchange of Options or Convertible Securities and all Common Units reserved for issuance upon issuance of shares of Common Stock of Holdco reserved for issuance but not yet issued pursuant to Holdco’s stock option plans, as the case may be, shall be deemed to be outstanding as though they were Common Units, and immediately after any Additional Common Units shall be deemed issued pursuant to Section 2.4(e)(iii) above, such Additional Common Units shall be deemed to be outstanding. Notwithstanding the foregoing, the applicable Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

(v) Determination of Consideration. For purposes of this Section 2.4(e), the consideration received by the Company for the issuance of any Additional Common Units shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(I) insofar as it consists of cash, be the amount of cash received by the Company;

(II) insofar as it consists of property other than cash, be the fair market value thereof at the time of such issuance, as determined in good faith by the Board; and

(III) in the event Additional Common Units are issued together with other shares or securities or other assets of the Company, for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board.

(B) Options and Convertible Securities. The consideration per share received by the Company for Additional Common Units deemed to have been issued pursuant to Section 2.4(e)(iii) above, relating to Options and Convertible Securities, shall be determined by dividing:

(x) the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y) the maximum number of Common Units (as set forth in the instruments relating thereto) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(f) Adjustment for Unit Splits and Combinations. If the Company shall at any time, or from time to time, after the Original Issue Date effect a subdivision of the outstanding Common Units, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time, or from time to time, after the Original Issue Date combine the outstanding Common Units, the Conversion Price then in effect immediately before the combination shall be proportionately increased unless the outstanding Preferred Units are combined in a proportionate manner (in which event no adjustment shall take place pursuant to this subparagraph (f) and the Original Issuance Price and the Conversion Price shall be adjusted proportionately). Any adjustment under this subsection shall become effective concurrently with the effectiveness of such subdivision or combination.

(g) Adjustment for Unit Dividends and Distributions. If the Company at any time, or from time to time, after the Original Issue Date shall make or issue a dividend or other Distribution payable in additional Common Units, then and in each such event the Conversion Price then in effect shall be decreased concurrently with the issuance of such dividend or Distribution, by multiplying the Conversion Price then in effect by a fraction: (x) the numerator of which shall be the total number of Common Units issued and outstanding immediately prior to the time of such issuance, and (y) the denominator of which shall be the total number of Common Units issued and outstanding immediately prior to the time of such issuance plus the number of Common Units issuable in payment of such dividend or Distribution.

(h) Adjustment for Recapitalization, Reclassification, Exchange or Substitution. If the Common Units issuable upon the conversion of Preferred Units shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, exchange, substitution or other similar event (other than pursuant to subsections (f) or (g) or a Sale of the Company), each holder of Preferred Units shall thereafter receive upon conversion of such Preferred Units, in lieu of the number of Common Units which such holder would otherwise have been entitled to receive, the number of shares of such other class or classes of equity securities which a holder of the number of Common Units deliverable upon conversion of the Preferred Units held by such holder of Preferred Units would have been entitled to receive upon such recapitalization, reclassification, exchange, substitution or other similar event.

(i) Automatic Common Unit Splits and Combinations. If Holdco shall at any time, or from time to time, effect a subdivision of its outstanding Common Stock, then the Company shall effect a subdivision of its Common Units in the same proportion. If Holdco shall at any time, or from time to time, effect a combination of its outstanding Common Stock, then the Company shall effect a combination of its Common Units in the same proportion. Any subdivision or combination under this subsection shall become effective concurrently with the subdivision or combination effected by Holdco.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment of the Conversion Price pursuant to this Section 2.4, the Company at its expense shall promptly compute such adjustment in accordance with the terms hereof and furnish to each holder of Preferred Units a certificate setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Units, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments, (ii) the Conversion Price then in effect, and (iii) the number of Common Units which would then be received upon the conversion of the Preferred Units.

(k) Notices. All notices hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the person to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) the next business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the holder at its address and/or facsimile number appearing on the books of the Company.

SECTION 3

CAPITAL CONTRIBUTIONS

3.1 Capital Contributions. Each Member has made, or shall be deemed to have made, the Capital Contributions as set forth on Exhibit A to this Agreement. No Member will be required to make any Capital Contributions other than the Capital Contributions that Members are required to make pursuant to this Section 3.1. The Units of the Company held by the Members of the Company are as set forth opposite such Member’s name on Exhibit A to this Agreement.

3.2 Other Matters.

(a) Return of Capital. Except as otherwise provided in this Agreement, no Member may demand or receive a return of its Capital Contribution or withdraw from the Company. Under circumstances requiring a return of any Capital Contribution, no Member will have the right to receive property other than cash, except as may be specifically provided in this Agreement.

(b) Interest on Capital Contribution. Except as otherwise provided in this Agreement, no Member will receive any interest payment, salary or draw with respect to its Capital Contribution or Capital Account or otherwise solely in its capacity as a Member.

(c) No Personal Liability. No Member, in its capacity as a member, will be liable for the debts, liabilities, contracts or any other obligations of the Company. In addition, no Member shall be obligated to make an additional Capital Contribution to the Company, whether to restore a negative Capital Account balance or otherwise.

3.3 Member Loans. Upon the approval of the Board, any Member or Members, subject to any restrictions in this Agreement, may loan additional funds to the Company (each a “Member Loan”). Member Loans shall not be considered Capital Contributions and if any Member shall make a Member Loan, the making of such loan shall not result in any increase in the amount of the Capital Account of such Member. The amount of any Member Loan shall be a debt of the Company to the Member making such Member Loan and shall be payable or collectible in accordance with such commercially reasonable terms and conditions as agreed to by the Member making the Member Loan and the Company; provided, however, that such terms and conditions are no more favorable to such lending Member than those that would be agreed to in an orderly transaction with a willing, unaffiliated lender in an arm’s-length transaction.

3.4 Issuance of Additional Equity Securities.

(a) Subject to compliance with Section 2.3, and except as otherwise expressly provided in this Agreement, the Board shall have the right to cause the Company to issue additional Equity Securities (including creating other classes or series thereof having different rights); provided, however, that at any time following the date hereof, the Company shall not issue Equity Securities to any Person unless such Person shall have executed a counterpart to this Agreement.

(b) Any time that Holdco issues a share of its Common Stock under its 2011 Equity Incentive Plan or any subsequent stock or equity incentive plan for employees of or consultants to the Company or Holdco (collectively, the “Holdco Stock Plan”) in compliance with the terms of the Master Rights Agreement (including Section 5.6(b) thereof), including pursuant to the exercise of an option granted in compliance with the terms of the Master Rights Agreement under the Holdco Stock Plan (or issues its Common Stock pursuant to the exercise of a warrant issued in compliance with the terms of the Master Rights Agreement), the following shall occur: (i) the holder of the option, warrant or other right shall deliver the applicable purchase price to Holdco, (ii) Holdco shall deliver the purchase price to the Company in exchange for the number of Common Units equal to the number of shares of Common Stock to be issued under the Holdco Stock Plan, and (iii) Holdco shall deliver to the holder the shares of Common Stock. To the extent the ultimate recipient under the Holdco Stock Plan forfeits shares of Common Stock under the Holdco Stock Plan, upon cancellation of such shares, the number of Common Units held by Holdco shall be reduced by an equal amount. Holdco shall make an election under Section 83(b) of the Code (an “83(b) Election”) with respect to any Common Units it is issued under clause (iv) above if an 83(b) Election was made with respect to the related shares of Common Stock.

3.5 Holdco Contributions. Holdco shall contribute to the Company any cash that it receives from the Company pursuant to Section 5.2(c) to the extent such cash is not spent by Holdco to pay the expenses described in Section 5.2(c).

SECTION 4

CAPITAL ACCOUNTS AND ALLOCATIONS

4.1 Capital Accounts. The creation and maintenance of Capital Accounts is described on Exhibit C to this Agreement. It is the intent of the Company to maintain a separate capital account (each a “Capital Account”) for each Member in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). In addition, for purposes of proper allocation of Profits and Losses pursuant to Section 4.2, Exhibit C and distributions pursuant to Section 5, it is the intent of the Company to maintain a separate capital account for each Common Member, Series A Preferred Member, Series B Preferred Member and Series B-1 Preferred Member, even if a Member is both a Common Member, a Series A Preferred Member and/or a Series B Preferred Member and/or a Series B-1 Preferred Member, as if the Member was a separate Member with respect to each class or series of Units owned by the Member. As such, this Section 4.1 and Exhibit C to this Agreement shall be interpreted and applied in a manner consistent therewith.

4.2 Allocation of Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses for each year (or portion thereof for which allocations are being made) shall be allocated among the Members in a manner such that the Capital Account balance of each such Member for each class or series of Units held by the Member, immediately after making such allocation and after taking into account amounts specially allocated pursuant to this Section 4.1, is as nearly as possible (limited to the amounts of Profit and Losses available for allocation), on a proportionate basis equal to (a) the Distributions that would be made to such Member with respect to each class or series of Units held by the Member pursuant to Section 5 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each non-recourse liability to the Book Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 5 to the Members immediately after making such allocation, minus (b) such Member’s share of the Company’s Minimum Gain and such Member’s Member Nonrecourse Debt Minimum Gain. For the avoidance of doubt, items of income, gain, loss or deduction of the Company recognized for federal income tax purposes shall be allocated among the Members in the same manner as the Profits or Losses of which such items are components are allocated pursuant to the preceding sentence. The Members agree that any Preferred Return is intended to reflect a right to an allocable share of Profits and not an allocation of gross income or a guaranteed payment within the meaning of Section 707(a) or (c) of the Code. Notwithstanding the foregoing, following a Liquidation Event or a Sale of the Company, or any distribution of cash, securities or other assets pursuant to a Sale of the Company, the Company shall, to the extent necessary, allocate individual items of income, gain, loss or deduction of the Company among the Members such that the Capital Account balance of each Member, with respect to each class or series of Units held by such Member, is as nearly as possible, on a proportionate basis, equal to (i) the Distributions that would be made to such Member pursuant to Section 5.3 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each non-recourse liability to the Book Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 5.3 to the Members immediately after making such allocation, minus (ii) such Member’s share of the Company’s Minimum Gain and such Member’s Member Nonrecourse Debt Minimum Gain.

SECTION 5

DISTRIBUTIONS; TAX MATTERS

5.1 Tax Distributions. Subject to Section 5.4, within 10 days prior to the date on which the Members’ quarterly estimated tax payments are due (i.e., each April 5, June 5, September 5 and January 5), the Company shall calculate and distribute to each Member such Member’s Mandatory Tax Distribution Amount (as defined below). The “Mandatory Tax Distribution Amount” for each Member in each fiscal quarter of each fiscal year means an amount in cash equal to the excess of (a) the product of (i) the net taxable income of the Company allocated to (or reasonably estimated to be allocable to) such Member from the beginning of the fiscal year through the end of the most recent month attributable to the items allocated to such Member under Section 4.2(a) and Exhibit C of this Agreement and (ii) the maximum combined federal and state income tax rates applicable to income of an individual resident in California (taking into account the character of such income and the deductibility of state taxes for federal income tax purposes), plus the rate reflecting the net investment income tax pursuant to Section 1411 of the Code, for such fiscal year, less (b) the aggregate Mandatory Tax Distribution Amounts distributed to such Member for all prior months in such fiscal year. Solely for purposes of this Section 5.1, if a Member is allocated a net loss for federal income tax purposes under Section 4.2 and Exhibit C of this Agreement for any fiscal year or period of the Company beginning after the date of this Agreement, such net loss shall be offset against, and shall reduce the net income allocated (or reasonably estimated to be allocable) to such Member under Section 4.2 and Exhibit C of this Agreement in subsequent fiscal quarters of the Company

(until such net loss is exhausted) for purpose of calculating the Mandatory Tax Distribution Amount for such Member for such subsequent fiscal quarters within the same calendar year If available cash, as determined by the Board, is insufficient to pay all of the Mandatory Tax Distribution Amounts due hereunder, then each Member’s share thereof shall be reduced by a pro rata amount based on the ratio of such Member’s Mandatory Tax Distribution Amount to all Members’ Mandatory Tax Distribution Amounts. All distributions to each Member of its Mandatory Tax Distribution Amount shall be treated as an advance against distributions payable under any other section of this Agreement to such Member (other than Section 5.2(c)) (each, a “Tax Distribution Advance”), and taken into account in determining the amount of such other distributions (it being understood that such adjustments are provided herein in Section 5.2(d) and the definitions herein of Adjusted Series A Liquidation Preference, Adjusted Series B Liquidation Preference and Adjusted Series B-1 Liquidation Preference). If, as a result of any tax audit or other procedure binding on the Members, there is a later change in the amount of taxable income allocated to any Member or Members for any fiscal year or other period from what was originally reported to such Member (or any Member is required to report the Preferred Return as a guaranteed payment), the Company shall thereafter make distributions to Members (which shall be treated as Mandatory Tax Distribution Amounts) to each Member in the amounts necessary, taking into account prior distributions, for each Member to receive aggregate distributions, under this Section 5.1, reflecting the Mandatory Tax Distribution Amount each such Member should receive reflecting such changes in the reporting of taxable income. Notwithstanding anything to the contrary contained in this Agreement, after taking into account distributions effected pursuant to this Section 5.1, if any, subsequent distributions with respect to each Unit pursuant to Sections 5.2, 5.3 and 9.2 shall be adjusted as necessary to ensure that, over the period of time since the date of this Agreement, the aggregate cash or other property distributed with respect to such Unit under this Agreement shall be equal to the aggregate amount which would have been distributed with respect to such Unit had there been no distributions pursuant to this Section 5.1 and had this Section 5.1 not been part of this Agreement.

5.2 Distributions.

(a) Generally. Except as provided in Sections 5.1, 5.2(c) or 5.3, the Company shall not declare or make any other Distributions unless such Distribution is declared by the Board, subject to Section 2.3(e).

(b) Distribution of Preferred Return. Except as set forth in Section 5.2(d) or in Section 5.3 hereof, the Series A Preferred Return, the Series B Preferred Return or Series B-1 Preferred Return shall be payable only when, as, and if declared by the Board, and the Company shall be under no obligation to pay such Series A Preferred Return, Series B Preferred Return or Series B-1 Preferred Return.

(c) Holdco Expense Distributions. To the extent necessary, the Company shall make special distributions to Holdco in an amount equal to accounting, legal and administrative expenses (including franchise taxes) reasonably incurred by Holdco in the consummation of the transactions contemplated by the Purchase Agreements or in the performance of Holdco’s obligations under this Agreement or the Master Rights Agreement, and in the monitoring or disposition of its investment in the Units, in each case when payments for such expenses are due. No such special distributions shall be treated as an advance against distributions payable under any other section of this Agreement.

(d) Other Distributions. Subject to Section 5.3, any Distribution to the Members pursuant to this Section 5.2, other than distributions made pursuant to Section 5.2(c), shall be made, after accounting for any Tax Distribution Advances, (i) first to the holders of Series B Preferred Units, until such holders have received an aggregate amount equal to the Series B Preferred Return, then (ii) to the holders of Series A Preferred Units, until such holders have received an aggregate amount equal to the Series A Preferred Return, then (iii) to the holders of Series B Preferred Units, until such holders have received an aggregate amount equal to the Series B Liquidation Preference Amount, then (iv) to the holders of Series A Preferred Units, until such holders have received an aggregate amount equal to the Series A Liquidation Preference Amount, then (v) to the holders of Series B-1 Preferred Units until such holders have received and aggregate amount equal to the Series B-1 Preferred Return, then (vi) to the holders of Series B-1 Preferred Units, until such holders have received an aggregate amount equal to the Series B-1 Liquidation Preference Amount, then (vii) to the holders of Common Units, until such holders have received an aggregate amount equal to the Series A Liquidation Preference Amount, then (viii) to the holders of Series A Preferred Units and Common Units, pro rata based upon the number of Units held thereby (with respect to the Series A Preferred Units, on an as-converted to Common Units basis), until such holders have received, with respect to each such unit, an aggregate amount under this clause (viii) together with all amounts distributed under the preceding clauses (i) through (vii) equal to the Series B Liquidation Preference Amount, and then (ix) to the holders of Preferred Units and Common Units pro rata based upon the number of Units held thereby (with respect to the Preferred Units, on an as-converted to Common Units basis).

5.3 Liquidation or Sale of the Company Distributions. Notwithstanding the provisions of Sections 5.1 and 5.2, with respect to any Distribution following a Liquidation Event or a Sale of the Company, or any distribution of cash, securities or other assets pursuant to a Sale of the Company such Distribution or distribution shall be made as follows:

(a) First, to the holders of Series B Preferred Units, pro rata in proportion to the number of Series B Preferred Units held by such holders, until the holders of such Series B Preferred Units receive in respect of each Series B Preferred Unit held by them, the Adjusted Series B Liquidation Preference Amount; provided, however, that if the amount distributable pursuant to Section 5.3(d) with respect to such Series B Preferred Units upon conversion into Common Units as a whole would be greater than the amount distributable pursuant to this Section 5.3(a), then such Series B Preferred Units shall be treated for purposes of this Section 5.3 with respect to the applicable Distribution to have been converted into Common Units and the holders thereof shall be entitled to receive the amount distributable pursuant to Section 5.3(d) in lieu of any amounts distributable pursuant to this Section 5.3(a) with respect to the Series B Preferred Units;

(b) Second, to the holders of Series A Preferred Units, pro rata in proportion to the number of Series A Preferred Units held by such holders, until the holders of such Series A Preferred Units receive in respect of each Series A Preferred Unit held by them, the Adjusted Series A Liquidation Preference Amount; provided, however, that if the amount distributable pursuant to Section 5.3(d) with respect to such Series A Preferred Units upon conversion into Common Units as a whole would be greater than the amount distributable pursuant to this Section 5.3(b), then such Series A Preferred Units shall be treated for purposes of this Section 5.3 with respect to the applicable Distribution to have been converted into Common Units and the holders thereof shall be entitled to receive the amount distributable pursuant to Section 5.3(d) in lieu of any amounts distributable pursuant to this Section 5.3(b) with respect to the Series A Preferred Units; and

(c) Third, to the holders of Series B-1 Preferred Units, pro rata in proportion to the number of Series B-1 Preferred Units held by such holders, until the holders of such Series B-1 Preferred Units receive in respect of each Series B-1 Preferred Unit held by them, the Adjusted Series B-1 Liquidation Preference Amount; provided, however, that if the amount distributable pursuant to Section 5.3(d) with respect to such Series B-1 Preferred Units upon conversion into Common Units as a whole would be greater than the amount distributable pursuant to this Section 5.3(c), then such Series B-1 Preferred Units shall be treated for purposes of this Section 5.3 with respect to the applicable Distribution to have been converted into Common Units and the holders thereof shall be entitled to receive the amount distributable pursuant to Section 5.3(d) in lieu of any amounts distributable pursuant to this Section 5.3(c) with respect to the Series B-1 Preferred Units; and

(d) Fourth, to the holders of Common Units, pro rata in proportion to the number of Common Units held by such holders, the Surplus Amount.

If any of the assets of this Company are to be distributed under this Section 5.3 in a foam other than cash, then the fair market value of the assets to be distributed to the Members shall be determined by an independent appraisal, performed by an independent third party appraiser mutually agreeable to the holders of at least 75% of the outstanding Voting Preferred Units and the Board.

(e) In the event of a Sale of the Company, if any portion of the consideration payable to the Company or to the Members of the Company is placed into escrow and/or is payable to the Company or the Members of the Company subject to contingencies (“Contingent Consideration”), then (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the Unitholders in accordance with Sections 5.3(a), (b), (c) and (d) as if the Initial Consideration were the only consideration payable in connection with such Sale of the Company, and (ii) any Contingent Consideration which becomes payable to the Members of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the Unitholders in accordance with Sections 5.3(a), (b), (c) and (d) after taking into account payment of the Initial Consideration as part of the same transaction, and recalculating whether any conversion of any series of Preferred Units to Common Units, as provided in Section 2.4 would have been economically rational based upon the aggregate amount of the Initial Consideration plus all Contingent Consideration which becomes payable to the Unitholders upon release from escrow or satisfaction of contingencies; provided, however, in no event shall any recalculation be effected with- respect to any units of Preferred Units which have been converted into Common Units (or received consideration in the Sale of the Company on an as-converted basis).

5.4 Preparation of Tax Returns; Tax Information.

(a) Schedule K-1s. The Company shall arrange for the preparation and timely filing of all returns required to be filed by the Company and shall provide Schedule K-1s (and any state or local equivalents) for each year to each Member by February 15th of the following year, unless otherwise extended by the Board. In the event of such extension, the Company shall use reasonable best efforts to provide each Member with an estimate of the net taxable income of the Company allocated to (or reasonably estimated to be allocated to) such Member under Section 4 for a fiscal year, together with an estimate of the state apportionment of such income, by February 15th of the following year. In addition, the Company shall provide a Member with such other tax information as the Member may reasonably request from time to time as it relates to the Member’s interest in the Company.

(b) Estimated Payments. At least two weeks prior to the date in which each Member’s quarterly estimated tax payments are due, the Company shall use reasonable best efforts to provide each Member with an estimate of the net taxable income of the Company reasonably estimated to be allocated to such Member from the beginning of the fiscal year through the end of the most recent month attributable to the items allocated to such Member under Section 4.

5.5 Tax Matters Member; Tax Elections.

(a) Identity. Holdco is hereby designated the Tax Matters Member.

(b) Authority. The Tax Matters Member is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend the Company’s funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. The Tax Matters Member shall keep all Members reasonably informed of the progress of any examinations, audits or other proceedings, and all Members shall have the right to participate in any such examinations, audits or other proceedings.

(c) Elections. Notwithstanding anything to the contrary in this Agreement:

(i) The taxable year shall be as set forth in Section 7.2, unless the Board shall determine otherwise in compliance with this Agreement and applicable laws.

(ii) At the request of any Member which is a Significant Securityholder, the Company shall make an election under Section 754 of the Code effective for the tax year requested by such Member.

(iii) Section C1(d) of Exhibit C shall govern the election of the method to make allocations related to any property to which Section 704(c) of the Code applies.

(iv) The Tax Matters Member shall not, unless consented to by the Board, grant any extension to or waive any statute of limitations period or otherwise extend the period for which any tax may be assessed or collected.

SECTION 6

MANAGEMENT AND CONTROL

6.1 Management by the Board. Except for situations in which the approval of the Members, or any portion thereof, is required by this Agreement or by provisions of applicable LLC Law, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the Board. Unless otherwise provided for in this Agreement, the Board may, by the affirmative vote of a majority of the Board, make all decisions and authorize any and all actions for or on behalf of the Company not otherwise reserved to all or any portion of the Members. Each Director shall be entitled to have one vote on any matter presented to the Board. No Director or Member acting in his or her individual capacity shall have the right, power or authority to act on behalf of or bind the Company, except (i) that a Director or Member who is also an Officer of the Company may act on behalf of or bind the Company in his or her capacity as an Officer of the Company to the extent that he or she is authorized to do so or (ii) to the extent a Director is so authorized by the Board.

6.2 Board Composition and Administration.

(a) Composition. The size and composition of the Board shall be as set forth in Section 6 of the Master Rights Agreement, as the same may be amended from time to time.

(b) Administration. Each Director shall be subject to removal and replacement as set forth in Section 6 of the Master Rights Agreement, as the same may be amended from time to time, and such section shall also govern the power to appoint a Director to fill any vacancy created by the death, resignation or removal of any Director. A Director need not be a resident of the State of Delaware.

6.3 Meetings of the Board. Meetings of the Board shall be held on a date and at such time as the Board may determine for the purposes of transacting such business as may come before the meeting. Unless otherwise determined by the vote of a majority of the Directors then in office, the Board shall meet at least four (4) times per year in accordance with an agreed-upon schedule. Additional meetings of the Board may be called by or at the request of any Director. The person or persons calling the meeting may fix any place, either within or without the State of Delaware, as the place for holding any meeting of the Board called by them. Unless otherwise restricted by the Certificate or the LLC Law, as either may be amended from time to time, Board members may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting. Subject to any other restrictions contained in this Agreement, no action shall be taken at any meeting of the Board unless the Directors representing a majority of the votes entitled to be cast by all members of the Board are present. Except as otherwise required by the LLC Law or as otherwise provided in this Agreement, at any meeting of the Board at which a majority of the votes entitled to be cast by all members of the Board are present, Directors possessing a majority of the votes entitled to be cast by all members of the Board may take action on behalf of the Board. A Director shall not be represented in proxy at any meeting of the Board or with respect to any matter requiring the vote of the Board.

6.4 Notice of Board Meetings. Unless otherwise restricted by the Certificate or the LLC Law, written notice of any meeting of the Board stating the place, date and time of the meeting and, in the case of a special meeting, the purpose thereof shall be given to each Board member not less than forty-eight (48) hours nor more than sixty (60) days before the meeting date. Notice of any meeting of the Board may be given in person or by telephone, or sent by overnight courier, electronic transmission, facsimile or telegram to each Board member’s primary business or home and shall be deemed effectively given (a) when sent if sent by electronic transmission, facsimile or telegram during normal business hours of the recipient and (b) the next Business Day if sent by overnight courier or if sent by electronic transmission, facsimile or telegram after normal business hours of the recipient.

6.5 Waiver of Notice. Notice of any meeting of the Board may be waived by a member of the Board by a waiver of the notice in writing signed by the Board member entitled to the notice, whether before, at or after the time stated for the meeting. Attendance of a Board member at any meeting, whether in person or by telephone, as provided above, shall constitute waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

6.6 Action Without Formal Meeting. Any action required to be taken at a meeting of the Board, or any other action that may be taken at a meeting of the Board, may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the Directors.

6.7 Agents. The Board may engage on behalf of, and at the expense of, the Company, such persons, firms or corporations as the Board in its reasonable judgment shall deem advisable for the conduct and operation of the business and affairs of the Company, including, without limitation, managers, leasing, rental and sales agents and brokers, mortgage bankers, securities brokers and dealers, credit enhancers, lawyers, accountants, architects, engineers, consultants, contractors and purveyors of other services or materials for the Company on such terms and for such compensation or costs as the Board, in its reasonable judgment, shall determine.

6.8 Officers and Employees.

(a) Authority. The day-to-day operations of the Company shall be managed by the Officers in accordance with the Annual Budget, reporting to and being subject to the supervision of the Board. The overall management and strategic vision for business and affairs of the Company shall be managed by or under the direction of the Board.

(b) Officers. The Company may employ such employees as the Officers of the Company deem reasonably necessary to effectuate the purposes of the Company as set forth in Section 1.3 of this Agreement. Each Officer of the Company shall have such authority and perform such duties in the management of the Company as an officer of a Delaware corporation with the same or equivalent title would have. Except as otherwise set forth in this Agreement, Officers may be appointed or removed by a majority of the Board.

6.9 Fiduciary Duties. Subject to Section 6.10, the Directors and Officers shall have the same fiduciary duties and obligations to the Company and the Members as a director or officer, as applicable, of a Delaware corporation owes to the corporation and its stockholders. Each Director and Officer shall enjoy each and every protection afforded to the directors and officers of a Delaware corporation under applicable Delaware law, including, without limitation, those afforded by the business judgment rule and the presumptions afforded thereby and the limitation on personal liability to the maximum extent permitted by the Delaware General Corporation Law as if the provisions thereof were set forth in this Agreement. To the fullest extent permitted by applicable Delaware law, the Company is authorized to provide indemnification of (and advancement of expenses to) Directors, Officers and agents of the Company (and any other persons to which applicable Delaware law permits the Company to provide indemnification) through agreements with such agents or other persons, vote of Members or disinterested Directors or otherwise, in excess of the indemnification and advancement otherwise permitted by applicable Delaware law. Any repeal or modification of the foregoing provisions of this Section 6.9 by the Members shall not adversely affect any right or protection of a Director or Officer of the Company existing at the time of, or increase the liability of any Director or Officer with respect to any acts or omissions of such Director or Officer occurring prior to, such repeal or modification.

6.10 Disclaimer of Certain Duties.

(a) Certain Relationships. Because each of the Significant Securityholders, is currently (or may become) a Member of the Company with the right, and/or is entitled pursuant to the Master Rights Agreement, to designate members of the Board, and in anticipation that the Company and the Significant Securityholders and their respective affiliates may engage in similar activities or lines of business and/or have an interest in the same areas of opportunities, and in recognition of (i) the benefits to be derived by the Company through its continued contractual and business relations with the Significant Securityholders and their respective affiliates (including the service of employees, officers or directors of the Significant Securityholders or their respective affiliates as Directors) and (ii) the potential difficulties attendant to any Director fulfilling the full scope of such Director’s fiduciary duties in any particular situation, the provisions of this Section 6.10 are set forth to regulate, define and guide (A) the conduct of certain activities of the Company as such activities may involve the Significant Securityholders, their respective affiliates and their respective officers and directors, and (b) the powers, rights, duties and liabilities of the Company and its Officers, Directors and Members in connection therewith.

(b) Certain Business Activities.

(i) Subject to Section 6.10(c) and any contractual obligations by which any or all of the Significant Securityholders may be bound from time to time, none of the Significant Securityholders nor any of their affiliates shall have a duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Company or any of the Company’s affiliates, including those business activities or lines of business deemed to be competing with the Company or any of the Company’s affiliates. To the fullest extent permitted by law none of the Significant Securityholders nor any of their affiliates, nor any of their respective officers or directors, shall be liable to the Company or its Members, or to any affiliate of the Company or such affiliate’s stockholders or members, for breach of any fiduciary duty, solely by reason of any such activities of any Significant Securityholder or its affiliates, or of the participation therein by any officer or director of any Significant Securityholder or its affiliates.

(ii) To the fullest extent permitted by law, but subject to any contractual obligations by which any or all of the Significant Securityholders may be bound from time to time, none of the Significant Securityholders nor any of its affiliates shall have a duty to refrain from doing business with any client, customer or vendor of the Company or any of the Company’s affiliates, and without limiting Section 6.10(c), none of the Significant Securityholders nor any of their affiliates nor any of their respective officers, directors or employees shall be deemed to have breached his, her or its fiduciary duties, if any, to the Company or its Members or to any affiliate of the Company or such affiliate’s stockholders or members solely by reason of engaging in any such activity.

(c) Corporate Opportunities.

(i) Subject to any contractual provisions by which the Company or any or all of the Significant Securityholders or their respective affiliates may be bound from time to time, unless a potential transaction or other matter was expressly offered to a representative of any Significant Securityholder in his or her capacity as a Director or Officer, in the event that any Significant Securityholder or any of their affiliates or any of their respective officers, directors or employees, acquires knowledge of a potential transaction or other matter which may be an opportunity for any Significant Securityholder (or any of its respective affiliates), on the one hand, and the Company (or any of its affiliates), on the other hand, none of the Significant Securityholders nor any of their affiliates, officers, directors or employees shall have any duty to communicate or offer such opportunity to the Company or any of its affiliates, and to the fullest extent permitted by law, none of the Significant Securityholders nor any of their affiliates, officers, directors or employees shall be liable to the Company or its Members, or any affiliate of the Company or such affiliate’s stockholders or members, for breach of any fiduciary duty or otherwise, solely by reason of the fact that such Significant Securityholder or any of its affiliates, officers, directors or employees acquires, pursues or obtains such corporate opportunity for itself, directs such opportunity to another person, or otherwise does not communicate information regarding such opportunity to the Company or any of its affiliates, and the Company (on behalf of itself and its affiliates and their respective stockholders and affiliates) to the fullest extent permitted by law hereby waives and renounces any claim that such business opportunity constituted an opportunity that should have been presented to the Company or any of its affiliates.

(ii) Subject to any contractual provisions by which the Company or any or all of the Significant Securityholders or their respective affiliates may be bound from time to time, in the event that an individual who is a Director or Officer and who is also a director, officer or employee of any Significant Securityholder (or any of its respective affiliates) is offered or acquires knowledge of a potential transaction or matter which may be an opportunity for both the Company and such Significant Securityholder (or any of their affiliates (a “Mutual Corporate Opportunity”), such individual shall, to the fullest extent permitted by law, be deemed to have fully satisfied and fulfilled his or her fiduciary duty with respect to the Mutual Corporate Opportunity, and the Company (on behalf of itself and its Members and its affiliates and their respective stockholders or members), to the fullest extent permitted by law, hereby waives and renounces any claim that such Mutual Corporate Opportunity constitutes a corporate opportunity that should be presented to the Company (or any of its affiliates) and agrees that such Mutual Corporate Opportunity may be pursued and taken advantage of by such Significant Securityholder (or any of its affiliates), as applicable, if such Significant Securityholder (or any of its affiliates) acts in a manner consistent with the following policy: a Mutual Corporate Opportunity offered to any individual who is a Director or Officer and who is also a director, officer or employee of any Significant Securityholder (or any of their respective affiliates) shall belong to such Significant Securityholder or its affiliate, as the case may be, unless such Mutual Corporate Opportunity was expressly offered to such individual, or such individual acquired such knowledge, in his or her capacity as a Director or Officer or any of its affiliates, in which case such opportunity shall not be pursued by such Significant Securityholder or its affiliate, unless either (A) such Mutual Corporate Opportunity is presented to the Board, and the Company or such affiliate declines to pursue such Mutual Corporate Opportunity, or (B) such Significant Securityholder or its affiliate pursues such Mutual Corporate Opportunity solely as a result of information independently obtained without any disclosure by such individual who is a Director or Officer. For purposes of this Section 6.10, the term “opportunity” shall include, but not be limited to, investment or business opportunities or activities, potential transactions or matters which the Company is financially able to undertake, which are, from their nature, in the line of the Company’s business, are of practical advantage to it and are opportunities in which the Company has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a Significant Securityholder or affiliate of such Significant Securityholder will be brought into conflict with that of the Company.

SECTION 7

BOOKS AND RECORDS

7.1 Books and Records. The Company will keep adequate books and records at its principal place of business, setting forth a true and accurate account of all transactions and other matters arising out of and in connection with the conduct of the Company’s business, which books and records will be otherwise kept in accordance with the provisions of the LLC Law. Any Member or its designated representative will have the right, to the extent provided by the LLC Law and at any reasonable time and upon reasonable notice, to have access to and to inspect and copy the contents of such books or records.

7.2 Taxable Year. The accounting period and taxable year of the Company will end on December 31 of each year.

SECTION 8

ADMISSION OF MEMBERS

8.1 Prohibited Transfers.

(a) Contravention of Agreement. Any purported Transfer of a Unit that is in contravention of this Agreement, the Master Rights Agreement, or to the extent applicable, any other agreement entered into by the Company with the transferor, or that would cause the Company to not be treated as a partnership for U.S. federal income tax purposes will be null and void and of no effect whatsoever; provided, however, that, if the Company is required to recognize a Transfer that is in contravention of this Agreement, or to the extent applicable, any other agreement entered into by the Company with the transferor, or that would cause the Company to not be treated as a partnership for U.S. federal income tax purposes, (i) the Units so Transferred will be strictly limited to the transferor’s rights to allocations and Distributions as provided by this Agreement with respect to the Transferred Units, which allocations and Distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations or liabilities for damages that the transferor or transferee of such Units may have to the Company and (ii) the purported transferee and transferor will become an Assignee with respect to such Units purportedly Transferred in contravention of this Agreement.

(b) Indemnification Obligations of Transferor. In the case of a Transfer or attempted Transfer of a Unit that is in contravention of this Agreement, the Master Rights Agreement, or to the extent applicable, any other agreement entered into by the Company with the transferor, or that would cause the Company to not be treated as a partnership for U.S. federal income tax purposes, the parties engaging or attempting to engage in such Transfer will be liable to indemnify and hold harmless the Company and the other Members from all costs, liability and damage that may incur (including, without limitation, incremental tax liability and attorneys’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

8.2 Conditions to Transfers. A Transfer of a Unit that otherwise qualifies under this Agreement, and to the extent applicable, any other agreement entered into by the Company with the transferor, will not be given effect by the Company unless and until the following conditions are satisfied.

(a) Documentation. The transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may, in the reasonable opinion of counsel to the Company be necessary to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Agreement, including, without limitation, a counterpart signature page to this Agreement.

(b) Required Information. The transferor and transferee will furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units transferred, and any other information necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company will not be required to make any Distribution otherwise provided for in this Agreement with respect to any Transferred Units until it has received such information.

(c) Compliance with Securities’ Laws. Either (i) such Units will be registered under the Securities Act and any applicable state securities laws, or (ii) the transferor will provide, upon the Company’s reasonable request, an opinion of counsel, which opinion and counsel will be reasonably satisfactory to the Company, to the effect that such Transfer will be exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the transfer of securities.

(d) Substitute Member. The transferor may grant to any transferee of Units permitted hereunder and otherwise in compliance with the terms of any agreement entered into by the Company with the transferor, the right to become a Substitute Member, with respect to the Units transferred; provided, however, that such transferee shall not become a Substitute Member unless and until the admission of such transferee is consented to in writing by the Board (excluding the vote of any Director, or affiliate of a Director, that is the transferor), which consent shall not be unreasonably withheld; provided, further, no Board consent shall be required for any transfer effected in compliance with Section 9 of the Master Rights Agreement. Any transferee of a Unit or Units shall become an Assignee with respect to such Unit or Units unless and until such transferee is admitted as a Substitute Member pursuant to the prior sentence of this Section 8.2(d).

(e) Expenses. Each Member Transferring Units pursuant to this Section 8.2 shall pay the expenses incurred by the Company in connection with such Transfer, including costs and reasonable attorney fees.

8.3 Effect of Transfers.

(a) Allocation of Profits and Losses. If any Unit is Transferred during any accounting period in compliance with the provisions of this Section 8, Profits, Losses, each item thereof; and all other items attributable to the transferred Unit for such period will be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Section 706(d) of the Code and the Treasury Regulations thereunder, the Board may, at its option, close the Company books (as though the Company’s taxable year had ended) or make pro rata allocations of loss, income, and expense deductions to a new Member for that portion of the Company’s taxable year in which a Person became an Member. All Distributions on or before the date of such Transfer will be made to the transferor, and all Distributions thereafter will be made to the transferee. Solely for purposes of making such allocations and Distributions, the Company will, if otherwise in compliance with this Agreement, recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that if the Company does not receive a notice stating the date such Unit was Transferred and such other information as the Company may reasonably require within 30 days after the end of the accounting period during which the Transfer occurs, then all of such items will be allocated, and all Distributions will be made, to the Member who, according to the books and records of the Company, on the last day of the accounting period during which the Transfer occurs, was the owner of the Unit. Neither the Company nor any Member will incur any liability for making allocations and Distributions in accordance with the provisions of this Section 8.3(a), whether or not the Company has knowledge of any Transfer of ownership of any Unit.

(b) Existing Terms and Conditions. Any Person who acquires in any manner whatsoever any Units or other interest in the Company shall be an Assignee until such Person has accepted and adopted in writing the terms and provisions of this Agreement that any predecessor in such Units or other interest in the Company of such Person was subject to or by which such predecessor was bound.

(c) Termination of Member Status. Any Member who shall Transfer any Units or other interest in the Company shall cease to be a Member of the Company with respect to such Units or other interest and shall no longer have any rights or privileges of a Member with respect to such Units or other interest.

8.4 Admission of Members.

(a) Substitute Members. In connection with the Transfer of Units permitted under the terms of this Agreement, the transferee of such Units shall become a Substitute Member on the later of (i) the effective date of such Transfer and (ii) the date on which such transferee is approved as a Substitute Member pursuant to Section 8.2(d) of this Agreement, and such admission shall be shown on the books and records of the Company.

(b) Additional Members. A Person may be admitted to the Company as an Additional Member only (i) as contemplated under Section 3.4 or (ii) as otherwise permitted under this Article 8 and then only upon furnishing to the Company (i) a letter of acceptance, in form satisfactory to the Company, of all the terms and conditions of this Agreement and (ii) such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Member. Such admission shall become effective on the date on which the Board determines, in its sole discretion, that such conditions have been satisfied and when any such admission is shown on the books and records of the Company.

8.5 Representations; Legend. Each Member hereby agrees that the following legend may be placed upon any counterpart of this Agreement or any other document or instrument evidencing ownership of a Unit:

THE UNITS REPRESENTED BY THIS DOCUMENT HAVE NOT BEEN REGISTERED UNDER ANY SECURITIES LAWS AND THE TRANSFERABILITY OF SUCH UNITS IS RESTRICTED PURSUANT TO THE TERMS AND CONDITIONS OF THE COMPANY’S AMENDED AND RESTATED OPERATING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME. A UNIT MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED, NOR WILL ANY ASSIGNEE, VENDEE, TRANSFEREE OR

ENDORSEE THEREOF BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNIT BY THE ISSUER FOR ANY PURPOSES, UNLESS (1) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH UNIT WILL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED TO THE EXTENT REQUIRED UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION WILL BE AVAILABLE.

THE UNITS REPRESENTED BY THIS DOCUMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN A MASTER INVESTORS’ RIGHTS AGREEMENT DATED AS OF SEPTEMBER 23, 2013, AMENDED FROM TIME TO TIME A COPY OF WHICH WILL BE FURNISHED BY EVOLENT HEALTH LLC UPON REQUEST.

SECTION 9

LIQUIDATION OF THE COMPANY

9.1 Liquidation Events. Subject to Section 2.3 (including Section 2.3(e)(viii)), the Company will dissolve, terminate and commence winding up and liquidation upon the first to occur of any of the following (each, a “Liquidation Event”):

(a) approval by (i) the Board and (ii) the Members as set forth in Section 2.3(a) to dissolve, wind up, and liquidate the Company; or

(b) the happening of any other event that makes it unlawful or impossible to carry on the Business.

The Members hereby agree that, notwithstanding any provision of the LLC Law, the Company will not dissolve prior to the occurrence of a Liquidation Event.

9.2 Winding Up. Upon the occurrence of a Liquidation Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Members. No Member will take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. The Company’s assets will be liquidated as promptly as is consistent with obtaining the fair market value thereof, and the proceeds therefrom, to the extent legally available and sufficient therefor, will be applied and Distributed in the following order and priority:

(a) Company Creditors. First, to the payment and discharge of all of the Company’s debts and liabilities to creditors, including Members that are creditors;

(b) Member Distribution. Second, the remaining amount, if any, shall be distributed to the Members in accordance with Section 5.3.

Any distribution to a Member pursuant to Sections 9.2(a) and 9.2(b) above will be net of any amounts owed to the Company by such Member. No Member will receive any additional compensation for any services performed pursuant to this Section 9.

9.3 Deficit Capital Accounts. if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Member will have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit will not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

9.4 Reserves. In the discretion of the Board, a pro rata portion of the Distributions that would otherwise be made to the Members pursuant to this Section 9.2 may be withheld to provide a reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as reasonably practicable.

9.5 Rights of Members. Except as otherwise provided in this Agreement, each Member will look solely to the assets of the Company for the return of its Capital Contribution and will have no right or power to demand or receive property other than cash from the Company.

9.6 Prohibition on Withdrawal. No Member is entitled to withdraw from the Company prior to the Company’s dissolution pursuant to this Section 9. Under no circumstances, other than pursuant to the express terms of this Agreement, will the Company be required to make any Distribution prior to the Company’s dissolution pursuant to this Section 9.

SECTION 10

AMENDMENTS

10.1 Authority to Amend. Subject to the provisions of Section 2.3:

(a) Substitute Members. This Agreement may be amended by the Board if such amendment is solely for the purpose of admitting Substitute Members or Additional Members in accordance with the terms of this Agreement.

(b) Required by Code. This Agreement may be amended by the Board if such amendment is, in the reasonable opinion of counsel for the Company, necessary or appropriate to satisfy requirements of the Code. Any amendment made pursuant to this Section 10.1(b) may be made effective as of the date of this Agreement to the extent necessary to satisfy such requirements.

(c) Other. Any other amendment to this Agreement or any decision to convert the Company into a corporation shall require approval by (i) the Board and (ii) the Members as set forth in Section 2.3(a).

10.2 Notice of Amendments. The Members shall be notified as to the substance of any amendment pursuant to Section 10.1, and upon request shall be furnished a copy thereof.

SECTION 11

MISCELLANEOUS

11.1 Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (a) when personally delivered (and if delivered after normal business hours, on the next Business Day), (b) two Business Days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, (c) one Business Day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns with an acknowledgment of receipt requested at the following addresses, or (d) upon receipt of confirmation of a facsimile transmission (and if transmitted after normal business hours, on the next Business Day):

(a) Company. If to the Company, to the Company at the address set forth in Section 1.4 hereof,

(b) Member. If to a Member, to the address set forth on Exhibit A to this Agreement. Any Person may from time to time specify a different address by written notice to the Company.

11.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement will be binding upon and inure to the benefit of the Members and their respective legal representatives, successors, transferees and permitted assigns.

11.3 Construction. Every covenant, term and provision of this Agreement will be construed simply according to its fair meaning and not strictly for or against any Member.

11.4 Significant Securityholders. Whenever any provision hereof calls for a vote of one or more of the Significant Securityholders, the voting by Holdco of Common Units, Series A Preferred Units or Series B Preferred Units at the direction of a Significant Securityholder entitled to direct the voting of such units pursuant to Section 5.8 of the Master Rights Agreement shall constitute a vote of such Significant Securityholder.

11.5 Entire Agreement. This Agreement, together with the Certificate, as each of the foregoing may be amended in writing from time to time, and to the extent referenced herein, the Master Rights Agreement and the Purchase Agreements, contain the entire understanding among the parties hereto and supersede any prior understandings and agreements among them respecting the subject matter of this Agreement.

11.6 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or extent of this Agreement or any provision hereof.

11.7 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is invalid for any reason whatsoever, such illegality or invalidity will not affect the validity or legality of the remainder of this Agreement.

11.8 Incorporation by Reference. Every appendix, exhibit, schedule, and other document attached to this Agreement and referred to herein is hereby incorporated into this Agreement by reference.

11.9 Further Action. Each Member agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

11.10 Variation of Pronouns. All pronouns and any variations will be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

11.11 Governing Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Delaware.

11.12 Specific Performance. The parties hereto acknowledge that it is impossible to measure, in money, the damages that shall accrue to a party or to the personal representative of a decedent from a failure of a party to perform any of the obligations under this Agreement. Therefore, if any party hereto or the personal representative or executor of any party hereto enters into any action or proceeding to enforce the provisions of this Agreement, any Person (including the Company) against whom the action or proceeding is brought waives the claim or defense that the moving party or representative has or shall have an adequate remedy at law, and the Person shall not urge in the action or proceeding the claim or defense that an adequate remedy at law exists.

11.13 Tax Classification. It is the intent of the Members that, prior to any conversion of the Company to a corporate legal entity in compliance with the provisions of this Agreement and the Management Rights Agreement, the Company shall always be operated in a manner consistent with its treatment as a “partnership” for U.S. federal, state and local income and franchise tax purposes at all times that it has two (2) or more Members. In accordance therewith, (a) no Member shall file any election with any taxing authority to have the Company treated otherwise, and (b) each Member hereby represents, covenants, and warrants that it shall not maintain a position inconsistent with such treatment. The Members agree that at all times that it has two (2) or more Members, except as otherwise required by applicable law, they (i) will not cause or permit the Company to elect (A) to be excluded from the provisions of Subchapter K of the Code, or (B) to be treated as a corporation or an association taxable as a corporation for any tax purposes; (ii) will cause the Company to make any election reasonably determined by the Tax Matters Member to be necessary or appropriate in order to ensure the treatment of the Company as a partnership for all tax purposes; (iii) will cause the Company to file any required tax returns in a manner consistent with its treatment as a partnership for tax purposes; and (iv) have not taken, and will not take, any action that would be inconsistent with the treatment of the

Company as a partnership for such purposes. Each Member will be treated as a partner for U.S. federal and state income tax purposes with respect to such Member’s Units.

11.14 Counterpart Execution. This Agreement may be executed in any number of counterparts (including by means of facsimile signature pages) with the same effect as if all of the Members had signed the same document. All counterparts will be construed together and will constitute one agreement.

11.15 Venue and Attorney’s Fees. The parties irrevocably submit to the exclusive jurisdiction and venue of the courts located in the State of Delaware. The parties further agree that in any litigation to enforce the terms of this Agreement, the prevailing party, as determined by the trier of fact, shall have their costs and reasonable attorneys’ fees paid by the non-prevailing party.

11.16 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

*  *   *  *  *  *  *

IN WITNESS WHEREOF, the Parties have entered into this Operating Agreement of Evolent Health LLC as of the date first above written.

MEMBERS:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Second Amended and Restated Operating Agreement as of the date first set forth above.

EVOLENT HEALTH HOLDINGS, INC.

By:	/s/ Seth Blackley
Name: Seth Blackley
Title: President

TPG EAGLE HOLDINGS, LP By: TPG Growth II Advisors, Inc., its general partner

By:
Name:
Title:

THE ADVISORY BOARD COMPANY

By:
Name:
Title:

[Signature Page to Second Amended and Restated Operating Agreement Evolent Health LLC]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Second Amended and Restated Operating Agreement as of the date first set forth above.

EVOLENT HEALTH HOLDINGS, INC.

By:
Name: Seth Blackley
Title: President

TPG EAGLE HOLDINGS, LP By: TPG Growth II Advisors, Inc., its general partner

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

THE ADVISORY BOARD COMPANY

By:
Name:
Title:

[Signature Page to Second Amended and Restated Operating Agreement Evolent Health LLC]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Second Amended and Restated Operating Agreement as of the date first set forth above.

EVOLENT HEALTH HOLDINGS, INC.

By:
Name: Seth Blackley
Title: President

TPG EAGLE HOLDINGS, LP By: TPG Growth II Advisors, Inc., its general partner

By:
Name:
Title:

THE ADVISORY BOARD COMPANY

By:	/s/ Evan Farber
Name: Evan Farber
Title: General Counsel

[Signature Page to Second Amended and Restated Operating Agreement Evolent Health LLC]

EXHIBIT A

LIST OF MEMBERS AND CAPITAL CONTRIBUTIONS

MEMBER	INITIAL CAPITAL CONTRIBUTION	UNITS ISSUED				Fully Diluted Units	Fully Diluted %
		Series A Preferred Members (Units Held)	Series B Preferred Members (Units Held)	Series B-1 Preferred Members (Units Held)	Common Members (Units Held)
Evolent Health Holdings, Inc. (“EHH”)	$120,833,045.61	3,900,000	1,616,844	65,105	1,023,423	6,605,372
TPG Eagle Holdings, L.P. (“TPG”)	$55,166,967	0	3,591,844	0	0	3,591,844
The Advisory Board Company (“ABCO”)	$20,000,000	0	1,302,172	0	0	1,302,172

Total		3,900,000	6,510,860	65,105	1,023,423	11,499,388

NOTE: For EHH, this Exhibit A reflects the pre-money valuation of the Predecessor Evolent plus cash actually contributed by Holdco to the Company; for TPG, this Exhibit A reflects cash contributed; and for ABCO, this Exhibit A reflects the face amount of its notes plus accrued but unpaid interest.

A-1

NOTICE ADDRESSES OF MEMBERS

ABCO:

The Advisory Board Company

2445 M St., NW

Washington, D.C. 20037

Attn: Evan R. Farber, General Counsel

Fax: (202) 266-6633

With a copy to:

Morrison & Foerster LLP

1650 Tysons Boulevard, Suite 400

McLean, VA 22102

Attn: Gregory M. Giammittorio, Esq.

Fax: (703) 760-7777

TPG:

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention: General Counsel

Fax: (817) 871-4088

With a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

Attn: Todd Cleary

EHH:

Evolent Health LLC

800 N. Glebe Road, Suite 500

Arlington, VA 22203

Fax No.:

with a copy to:

Morgan, Lewis & Bockius, LLP

225 Franklin Street

Boston, MA 02110

Attn: Mark B. Stein, Esq.

Fax No: (617) 341-7701

A-2

EXHIBIT B

DEFINITIONS

Unless the context otherwise specifies or requires, capitalized terms used herein which are not otherwise defined in the text of this Agreement shall have the respective meanings assigned thereto in this Exhibit B, for all purposes of this Agreement (such definitions to be equally applicable to both the singular and the plural foams of the terms defined). Unless otherwise specified, all references herein to Sections are to Sections of this Agreement.

“Additional Member” means a Person admitted to the Company as a Member pursuant to Section 8.4(b).

“Adjusted Capital Account Balance” has the meaning set forth in Exhibit C.

“Adjusted Series A Liquidation Preference Amount” means an amount per Series A Preferred Unit equal to (i) the Original Series A Issue Price plus the Unpaid Series A Preferred Return, less (ii) the aggregate amount of all prior Distributions made by the Company with respect to such Series A Preferred Unit pursuant to Section 5.1 and subclauses (iv), (viii) and (ix) of Section 5.2(d), but in no event less than $0.

“Adjusted Series B Liquidation Preference Amount” means an amount per Series B Preferred Unit equal to (i) the Original Series B Issue Price plus the Unpaid Series B Preferred Return, less (ii) the aggregate amount of all prior Distributions made by the Company with respect to such Series B Preferred Unit pursuant to Section 5.1 and subclauses (iii) and (ix) of Section 5.2(d), but in no event less than $0.

“Adjusted Series B-1 Liquidation Preference Amount” means an amount per Series B-1 Preferred Unit equal to (i) the Original Series B Issue Price plus the Unpaid Series B-1 Preferred Return, less (ii) the aggregate amount of all prior Distributions made by the Company with respect to such Series B-1 Preferred Unit pursuant to Section 5.1 and subclauses (vi) and (ix) of Section 5.2(d), but in no event less than $0.

“Agreement” means this Operating Agreement, as originally executed and as amended from time to time. Terms such as “hereof,” “hereto,” “hereby,” “hereunder” and “herein” refer to this Agreement as a whole, unless the context otherwise requires.

“Annual Budget” has the meaning given it in Section 2.3(e)(xi).

“Assignee” means a transferee of a Unit or Units who has not been admitted as a Member pursuant to Section 8.2. An Assignee shall have no voting rights in the Company with respect to its Unit(s), including, without limitation, any and all rights to participate in the management of the business and affairs of the Company and to vote on any matters as to which a Member is entitled to vote. The Assignee is only entitled to receive the Distributions and return of capital, and to be allocated the Profits and Losses attributable to the assigned Unit(s) or portion thereof.

“Board” means the Board of Directors of the Company.

“Book Value” has the meaning set forth in Section C2(b) of Exhibit C.

“Business” has the meaning given it in Section 1.3.

“Business Day” means any day other than a Saturday or a Sunday on which trading occurs on the New York Stock Exchange

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the provisions of Section 4.1 and Exhibit C.

“Capital Contributions” means, with respect to any Member, the amount of money and the initial Book Value (as defined in Section C2(b)(i) of Exhibit C) of any assets (other than money) contributed to the Company with respect to the Units held by such Person.

“Certificate” has the meaning given it in Section 1.1.

“Code” means the Internal Revenue Code of 1986, as amended, to include the corresponding successor or predecessor provisions of the U.S. federal internal revenue laws.

“Company” means Evolent Health LLC, a Delaware limited liability company.

“Company’s Minimum Gain” has the meaning set forth in Exhibit C.

“Common Unit” means the interest of a Common Member in the Company, including, without limitation, rights to (i) vote on various Company matters as expressly set forth in this Agreement, and (ii) receive Distributions (liquidating or otherwise) and allocations of Profits and Losses.

“Contingent Consideration” has the meaning set forth in Section 5.3(d).

“Convertible Securities” means any obligations, evidences of indebtedness or other securities or interests (other than Options) directly or indirectly convertible or exchangeable into Units or other Equity Interests in the Company.

“Director” means a member of the Board.

“Distribution” means each distribution (including distributions made pursuant to Section 5.1) made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution, redemption, repurchase or otherwise; provided, however, that any recapitalization or exchange of Equity Securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units shall not be a Distribution.

“Effective Date” has the meaning given it in the Preamble.

“Equity Security” means (i) Units or other equity interests in the Company (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the Board, including rights, powers and/or duties junior, pari passu or senior to existing classes and groups of Units and other equity interests of the Company), (ii) stock appreciation rights, phantom stock rights or other rights with equity features, (iii) Convertible Securities and (iv) Options.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Holdco Board” means the board of directors of Holdco.

“Initial Consideration” has the meaning set forth in Section 5.3(d).

“Liquidation Event” has the meaning given it in Section 9.1.

“LLC Law” has the meaning given it in the Recitals.

“Mandatory Tax Distribution Amount” has the meaning given it in Section 5.1.

“Member Loan” has the meaning given it in Section 3.3.

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth in Exhibit C.

“Members” means the Common Members, the Series A Preferred Members, the Series B Preferred Members, the Series B-1 Preferred Members, any Substitute Members and any Additional Members.

“Officers” means those individuals appointed by the Board as officers of the Company in accordance with Section 6.8.

“Option” means warrants, options or other rights to subscribe for or purchase or acquire Units or other Equity Interests in the Company.

“Original Series A Issue Price” means $10.00 per Unit (as adjusted for any Unit splits, reverse Unit splits, Unit combinations and other similar capitalization changes of the Series A Preferred Units).

“Original Series B Issue Price” means $15.36 per Unit (as adjusted for any Unit splits, reverse Unit splits, Unit combinations and other similar capitalization changes of the Series B Preferred Units).

“Person” means any individual, partnership, corporation, trust, limited liability company or other entity.

“Preferred Units” means the Series A Preferred Units, the Series B Preferred Units and the Series B-1 Preferred Units.

“Profits” and “Losses” means for each taxable year or other period an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or ,deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) any income of the Company that is exempt from U.S. federal income tax shall be added to such taxable income or loss;

(ii) any expenditures of the Company not deductible in computing its taxable income and not properly chargeable to capital account (as described in and within the meaning of Code Section 705 (a)(2)(B)) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss;

(iii) if Company property is reflected on the Company’s books at other than its adjusted tax basis, then in lieu of depreciation, amortization and other cost recovery deductions taken into account for U.S. federal income tax purposes, there shall be taken into account depreciation for such year or other period, computed in accordance with the Treasury Regulations issued pursuant to Code Section 704(b);

(iv) any items that are specially allocated to a Member pursuant to Sections C1(b), C1 (c) and C1(d) (set forth in Exhibit C to this Agreement) shall not be taken into account in determining Profits and Losses; and

(v) for purposes of determining Profit or Loss upon the sale or other disposition of Company property, then in accordance with the Treasury Regulations under Code Section 704(b), the value of an asset properly reflected on the Company’s books at the time of sale or other disposition shall be substituted for the property’s adjusted tax basis if at the time of sale or disposition there is a variance in such value and adjusted tax basis.

Except as may be otherwise provided in this Agreement, all items that are components of Profits and Losses shall be divided among the Members in the same ratio as they share Profits and Losses.

“Purchase Agreements” means the Series B Purchase Agreement and the Series B-1 Purchase Agreements.

“Recapitalization” has the meaning given it in Section 2.3(e).

“Sale of the Company” means either (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale or issuance of Equity Securities of the Company for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting Equity Securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of Units held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting Equity Securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or (ii) the sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease, transfer, exclusive license is to a wholly-owned subsidiary of the Company.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Series A Liquidation Preference Amount” means an amount per Series A Preferred Unit equal to the Original Series A Issue Price.

“Series A Preferred Return” means, with respect to each outstanding Series A Preferred Unit, an amount equal to 8% of the Original Series A Issue Price per annum calculated from the date of issuance by Predecessor Evolent of the corresponding share of Series A Preferred Stock.

“Series A Preferred Unit” means the interest of a Series A Preferred Member in the Company, including, without limitation, rights to (i) vote on various Company matters as expressly set forth in this Agreement and (ii) receive Distributions (liquidating or otherwise) and allocations of Profit and Losses.

“Series B Liquidation Preference Amount” means an amount per Series B Preferred Unit equal to the Original Series B Issue Price.

“Series B Preferred Return” means, with respect to each outstanding Series B Preferred Unit, an amount equal to 8% of the Original Series B Issue Price per annum calculated from the date of issuance of such Series B Preferred Unit.

“Series B Preferred Unit” means the interest of a Series B Preferred Member in the Company, including, without limitation, rights to (i) vote on various Company matters as expressly set forth in this Agreement and (ii) receive Distributions (liquidating or otherwise) and allocations of Profit and Losses.

“Series B Purchase Agreement” means that certain Series B Security Purchase Agreement, dated as of September 23, 2013 date hereof, among the Company, certain Members and certain stockholders of Holdco.

“Series B-1 Liquidation Preference Amount” means an amount per Series B-1 Preferred Unit equal to the Original Series B Issue Price.

“Series B-1 Preferred Return” means, with respect to each outstanding Series B-1 Preferred Unit, an amount equal to 8% of the Original Series B Issue Price per annum calculated from the date of issuance of such Series B-1 Preferred Unit.

“Series B-1 Preferred Unit” means the non-voting interest of a Series B-1 Preferred Member in the Company, including, without limitation, rights to receive Distributions (liquidating or otherwise) and allocations of Profits and Losses.

“Series B-1 Purchase Agreements” means those certain Series B-1 Purchase Agreements, dated as of the date hereof by and between Holdco and each of WellStar Health Systems, Inc. and Premier Health Partners.

“Significant Securityholder” means each of The Advisory Board Company, a Delaware corporation, UPMC, a Pennsylvania nonprofit corporation, and TPG Eagle Holdings, LP.

“Substitute Member” means an assignee who has been admitted to all of the rights of membership pursuant to this Agreement.

“Surplus Amount” means with respect to distributions pursuant to Section 5.3, that amount remaining for distribution after the distributions set forth in Sections 5.3(a) and (b) are made.

“Tax Matters Member” has the meaning given to “tax matters partner” in Section 6231 of the Code.

“Transfer” (whether or not such term is capitalized) means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition, or encumbrance, whether with or without consideration, whether voluntarily or involuntarily and whether by operation of law or otherwise. The terms “Transferee,” “Transferred,” “Transferor” and other forms of the word “Transfer” shall have correlative meanings.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any section of the Treasury Regulations shall include any final or temporary revision or successor to that section.

“Unit” means a unit of ownership interest in the Company and shall include the Common Units, Series A Preferred Units and Series B Preferred Units.

“Unpaid Series A Preferred Return” means, as of any date, with respect to each Series A Preferred Unit, an amount equal to the excess, if any, of (a) the aggregate Series A Preferred Return accrued on such Series A Preferred Unit for all periods prior to such date over (b) the aggregate amount of all prior Distributions made by the Company to such Series A Preferred Member pursuant to subclause (ii) of Section 5.2(d).

“Unpaid Series B Preferred Return” means, as of any date, with respect to each Series B Preferred Unit, an amount equal to the excess, if any, of (a) the aggregate Series B Preferred Return accrued on such Series B Preferred Unit for all periods prior to such date over (b) the aggregate amount of all prior Distributions made by the Company to such Series B Preferred Member pursuant to subclause (i) of Section 5.2(d).

“Unpaid Series B-1 Preferred Return” means, as of any date, with respect to each Series B Preferred Unit, an amount equal to the excess, if any, of (a) the aggregate Series B-1 Preferred Return accrued on such Series B-1 Preferred Unit for all periods prior to such date over (b) the aggregate amount of all prior Distributions made by the Company to such Series B-1 Preferred Member pursuant to subclause (i) of Section 5.2(d).

“Voting Preferred Units” means the Series A Preferred Units and the Series B Preferred Units.

* * * * * * *

EXHIBIT C

TAX ALLOCATION AND

CAPITAL ACCOUNT MAINTENANCE RULES

Section Cl. Special Rules Regarding Allocation of Profits and Losses.

(a)	Limitations on Loss Allocation. Losses allocated to a Member pursuant to Section 4.2 shall not exceed the maximum amount of losses that can be allocated without causing a Member to have a deficit in his Adjusted Capital Account Balance at the end of any fiscal year. In the event that any Member would have a deficit in his Adjusted Capital Account Balance as a consequence of an allocation of Losses pursuant to Section 4.2, the amount of Losses that would be allocated to such Member but for the application of this Section C1(a) shall instead be allocated to the other Members to the extent that such allocations would not cause such other Members to have deficits in their Adjusted Capital Account Balances and allocated among such other Members in proportion to their positive Adjusted Capital Account Balances. To the extent no Member can be allocated Losses without such allocation causing such Member to have a deficits in his Adjusted Capital Account Balance, such Losses shall be allocated as if this Section Cl(a) were not in effect. Any allocation of items of income, gain, loss, deduction or credit pursuant to this Section C1(a) shall be taken into account in computing subsequent allocations pursuant to Section 4.2, and prior to any allocation of items in such Section so that the net amount of any items allocated to each Member pursuant to Section 4.2 and this Section C1(a) shall, to the maximum extent practicable, be equal to the net amount that would have been allocated to each Member pursuant to the provisions of Section 4.2 and this Section C1(a) if such allocation under this Section C1(a) had not occurred.

(b)	Special Allocations. Notwithstanding anything to contrary contained in Section 4.2, the following special allocations sections of this Section C1(b) and Section C1(c) shall in all events apply in determining the allocation of Profits and Losses among the Members and shall be made prior to the allocations required under Section 4.2.

(i)	Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members in the same manner as Loss for such period.

(ii)

Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any taxable year shall be allocated to the Member(s) bearing the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse

Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(iii)	Company Minimum Gain. Notwithstanding any other provisions of this Agreement, if there is a net decrease in Company Minimum Gain during a taxable year, the Members shall be allocated items of income and gain in accordance with Treasury Regulations Section 1.704-2(f). This Section C1(b)(iii) is intended to comply with the minimum gain charge-back requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.

(iv)	Member Nonrecourse Debt Minimum Gain. Notwithstanding any provision of the Agreement to the contrary except Section Cl(b)(iii) and subject to the exceptions set forth in Section 1.704-2(i)(4) of the Treasury Regulations, if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company fiscal year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations, shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. This Section C1(b)(iv) is intended to comply with the minimum gain chargeback requirement in such Section of the Treasury Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section C1(b)(iv), each Member’s Adjusted Capital Account Balance shall be determined prior to any other allocations pursuant to Section 4 of the Agreement and this Exhibit C with respect to such fiscal year, other than allocations pursuant to Section C1(b)(ii) hereof.

(v)

Qualified Income Offset. Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes a deficit in its Adjusted Capital Account Balance shall be allocated items of income and gain in an amount and a manner sufficient to eliminate, to the extent required by the Treasury Regulations, such deficit balance as quickly as possible, provided that an allocation pursuant to this Section C1(b)(v) shall be made if and only to the extent that such Member would have a deficit in its Adjusted

Capital Account Balance after all other allocation provided for in Section 4 of the Agreement and this Exhibit C with respect to such fiscal year have been tentatively made as if this Section C1(b)(v) were not in effect. This Section C1(b)(v) is intended to comply with the alternate test for economic effect set forth in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent therewith.

(vi)	Code Section 754 Adjustments. To the extent an adjustment to the adjusted basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to the Treasury Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or (4) to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event that Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vii)	Adjustments in Connection with Noncompensatory Option Exercise and Convertible Debt. The Board of Directors is hereby authorized to interpret and implement in its reasonable discretion the allocation provisions described in the Treasury Regulation 1.721-2.

(viii)	Adjustments in Connection with Compensatory Option Exercise and Forfeiture of Restricted Units. The Board of Directors is hereby authorized to interpret and implement in its reasonable discretion the allocation provisions of the Proposed Treasury Regulation.

(c)

Corrective Allocations.The allocations set forth in Section C1(b) (the “Regulatory Allocations”) are intended to comply with the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provisions of Section 4.2 of the Agreement or this Section Cl (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account as provided for in the following two sentences. Income, gain, loss and deduction shall be reallocated to the extent that such reallocation causes the net aggregate amount of allocations of income, gain, deduction and loss to each Member to be equal to or more closely approximate the net aggregate amount of such items that would have been allocated to each such Member if the

Regulatory Allocations had not occurred. This Section C1(c) shall be interpreted and applied in such a manner and to such extent as is reasonably necessary to eliminate, as quickly as possible, permanent distortions to the economic arrangement of the Members that would otherwise occur as a consequence of the Regulatory Allocations in the absence of this Section C1(c).

(d)	Application of Code Section 704(c). Notwithstanding any other provision of this Agreement, to the extent required by law, taxable income, gain, loss, deduction, and items thereof attributable to property contributed to the Company by a Member, and Company property that has been revalued pursuant to Section C2(b) shall be shared among the Members so as to take into account any variation between the basis of the property and the fair market value of the property at the time of contribution or revaluation in accordance with the requirements of Section 704(c) of the Code and the applicable regulations thereunder. In accordance with Section 704(c)(1)(A) of the Code and Section 1.704-1(b)(2)(iv)(d) of the Treasury Regulations, if a Member contributes property with an initial fair market value that differs from its adjusted basis at the time of contribution, income, gain, loss and deductions with respect to the property shall, solely for income tax purposes (and not for Capital Account purposes), be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company and its fair market value at the time of contribution pursuant to the traditional method under Section 1.704-3 of the Treasury Regulations. The Members agree that all of the built-in gain attributable to property deemed contributed to the Company from the Predecessor Evolent is attributable to good will, going concern value and other intangible assets, other than any such assets in which the Company has tax basis as of the date of such contribution.

(e)	Distributions of Nonrecourse Liability Proceeds. If, during a taxable year, the Company makes a distribution to any Member that is allocable to the proceeds of any nonrecourse liability of the Company that is allocable to an increase in Company Minimum Gain pursuant to Treasury Regulations Section 1.704-2(h), then the Company shall elect, to the extent permitted by Treasury Regulations Section 1.704-2(h)(3), to treat such distribution as a distribution that is not allocable to an increase in Company Minimum Gain.

Section C2. Capital Accounts.

(a)

Capital Account Maintenance. The Capital Account of each Member shall, except as expressly stated herein to the contrary, initially consist of the amount of its initial contribution to the capital of the Company pursuant to Section 4.1 of the Agreement. The Member’s Capital Account shall be increased by (i) the amount of cash or the Book Value of Contributed Property it subsequently contributes to the Company (net of any such Member’s liabilities assumed by the Company or to which the Contributed Property is subject), and (ii) its allocable share of Profits and items thereof, including the Special Allocations of Sections C1(b) and C1(c), allocated to the Member pursuant to the provisions of this Agreement. Its Capital Account shall be decreased by (i) the amount of any cash distributed to the Member, (ii) the Book Value of any Company property (after proper adjustment to such Book Value pursuant to Section C2(b)) distributed to the Member (net of the amount of any Company liability assumed by such Member or that is secured by any Company property distributed to such Member), (iii) the Member’s allocable share of Losses and items thereof, including the Special Allocations of Sections C1(b) and C1(c), allocated to it pursuant to the provisions of this Agreement, (iv) its share of any expenditures described in Code Section 705(a)(2)(B), and (v) such other items as are required by the Treasury Regulations.

(b)	Book Value and Revaluation of Company Property. “Book Value” means, with respect to any asset of the Company, such asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i)	The initial Book Value of Contributed Property shall be its Agreed Value.

(ii)	The Book Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board in accordance with Code Section 7701(g), as of the following times:

(A)	the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution (as the term “de minimis” is used in Treasury Regulation Section 1.704-1(b)(2)(iv)(f)) or in exchange for services (if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the economic interests of the Members);

(B)	the distribution by the Company to a retiring or continuing Member as consideration for Units in the Company of more than a de minimis amount of money or other Company property (if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the economic interests of the Members); and

(C)	the Liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g).

(iii)	If the Book Value of an asset has been determined or adjusted pursuant to Section C2(b)(ii)(A) or (B) of this Exhibit C, such Book Value shall thereafter be adjusted for the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(iv)	If the Book Value is adjusted as required or permitted under this Agreement, the Member’ respective Capital Accounts shall also be adjusted to reflect the adjustments to the Book Value of such assets in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

(v)	Where the Book Value of Company property may, but is not required to, be revalued, the decision of whether to revalue the Company property and the Members’ Capital Accounts, and the amount of any such adjustments shall be determined by the Board using such reasonable methods of valuation as the Board may adopt.

(c)	Effective Termination Under Code Section 708(b)(1)(B). A transferee of all or part of a Member’s Membership Interest will succeed to the Capital Account (or portion thereof) relating to the interest transferred; provided, however, that if the transfer causes a termination of the Company under §708(b)(1)(B) of the Code, solely for income tax purposes, the Company properties shall be deemed to have been contributed to a new limited liability company in exchange for all of the interests in such new limited liability company, which interests will then be deemed to be distributed in liquidation of the Company to the Members (including the transferee of an interest). The Capital Accounts of such new limited liability company shall be maintained in accordance with the principles set forth herein, the Agreement will apply to such new limited liability company, and all references herein to the Company will become references to the new limited liability company.

(d)	Revaluation Allocations. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Members’ Capital Accounts upon a revaluation of Company property, the determination, recognition and character of any such item shall be the same as its determination, recognition and character for U.S. federal income tax purposes, taking into account any adjustments required pursuant to Section 704(b) of the Code and the applicable Treasury Regulations thereunder.

Section C3. Allocation of Partnership Liabilities.

The Company will follow Treasury Regulation Section 1.752-3 in allocating nonrecourse liabilities to Members. Additionally, the Board may elect to allocate excess nonrecourse liabilities (those not allocated under Treasury Regulation Section 1.752-3(a)(1) and (2)) to any Member up to the amount of built-in gain that is allocable to the Member on Section 704(c) property (as defined under Treasury Regulation Section 1.704-3(a)(3)(ii)) where such property is subject to the nonrecourse liability to the extent that such built-in gain exceeds the gain described in Treasury Regulation Section 1.752-3(a)(2) with respect to such property.

With respect to the allocation of a single nonrecourse liability among multiple properties, the Tax Matters Member may allocate the liability among the multiple properties under any reasonable method in accordance with Treasury Regulation Section 1.752-3(b)(1).

Section C4. Definitions.

The capitalized words and phrases used in this Exhibit C, if not otherwise defined in the Agreement, shall have the following meanings (such meanings shall be equally applicable to both the singular and plural forms of such words and phrases):

(a)	Adjusted Capital Account Balance: “Adjusted Capital Account Balance” shall mean the balance in the Capital Account of a Member as of the end of the relevant fiscal year of the Company, after giving effect to the following: (i) credit to such Capital Account of any amounts the Member is deemed obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, and (ii) debit to such Capital Account of the items described in Sections 1.704-1(b)(2)(ii)(d)(4),(5) and (6) of the Treasury Regulations.

(b)	Agreed Value: “Agreed Value” shall mean the fair market value of Contributed Property as agreed to by the contributing Member, the other Members and the Company, using such reasonable method of valuation as they may adopt. However, if the value of any Contributed Property is redetermined by any federal or state agency or by any federal or state court having jurisdiction over the Company or the Members, the value set forth in this Agreement shall be modified and amended to reflect the value ultimately determined by said agency or court.

(c)	Capital Contribution: “Capital Contribution” shall mean the amount in cash or the agreed value of Contributed Property or services contributed or to be contributed by each Member to the capital of the Company for such Member’s interest in the Company.

(d)	Company Minimum Gain: “Company Minimum Gain” shall have the meaning given to the term “Partnership Minimum Gain” as set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations, and any Member’s share of Company Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(1).

(e)	Contributed Property: “Contributed Property” shall mean each Member’s interest in any property or other consideration (excluding services and cash) contributed to the Company by such Member.

(f)	Depreciation: “Depreciation” shall mean, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction, as computed for U.S. federal income tax purposes, allowable with respect to an asset of the Company for such year or other period, except that if the Book Value of a Company asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio at such beginning Book Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

(g)	Member Nonrecourse Debt: “Member Nonrecourse Debt” shall have the meaning given to the term “Partner Nonrecourse Debt” as set forth in Section 1.704-2(b)(4) of the Treasury Regulations.

(h)	Member Nonrecourse Debt Minimum Gain: “Member Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, determined in the same manner as “Partner Nonrecourse Debt Minimum Gain” would be determined in accordance with Section 1.704-2(i) of the Treasury Regulations.

(i)	Member Nonrecourse Deductions: “Member Nonrecourse Deductions” shall have the meaning given to the term “Partner Nonrecourse Deductions” as set forth in Section 1.704-2(i)(2) of the Treasury Regulations. For any Company taxable year, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt equal the net increase during the year, if any, in the amount of Member Nonrecourse Debt Minimum Gain reduced (but not below zero) by proceeds of the liability that are both attributable to the liability and allocable to an increase in the Member Nonrecourse Debt Minimum Gain.

(j)	Nonrecourse Deductions: “Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(b)(1) of the Treasury Regulations. The amount of Nonrecourse Deductions for a Company fiscal year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that fiscal year over the aggregate amount of any distributions during that fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Section 1.704-2(c) of the Treasury Regulations.

(k)	Nonrecourse Liability: “Nonrecourse Liability” shall have the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations

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